FOR:	Education Management LLC
COMPANY CONTACTS:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management LLC Reports Fiscal 2008 Second Quarter Results

Pittsburgh, PA, February 7, 2008 -- Education Management LLC, one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended December 31, 2007. Net revenues rose 24.1% to $445.3 million from $358.8 million in the second quarter of fiscal 2007 with enrollment for the January academic quarter of over 97,300 students, up 19.1% from the same period in the prior year.

Todd S. Nelson, President and Chief Executive Officer of Education Management, commented, “We are pleased with our strong financial performance for the fiscal second quarter as well as record enrollment of over 97,000 students for the January academic quarter.”

Financial Highlights

•
Net revenues for the three months ended December 31, 2007 increased 24.1% to $445.3 million, compared to $358.8 million for the same period a year ago. This increase was impacted by a 19.5% increase in total student enrollment and an approximate 5% increase in tuition rates over the prior year period.

•
For the second quarter of fiscal 2008, our net income increased 33.4% to $33.8 million from $25.4 million in the prior year period. EBITDA increased 10.6% to $118.5 million from $107.2 million for the same period a year ago primarily due to higher student enrollment and the increase in tuition rates.

•	At December 31, 2007, cash and cash equivalents were $176.5 million. There were no outstanding borrowings under the revolving credit facility at December 31, 2007.
•
Cash flow from operations for the six month period ended December 31, 2007 was $120.4 million compared to $102.1 million in the prior year period. Increased operating cash flows as compared to the prior year period were primarily due to higher net income resulting from revenue growth.

•
On a cash-basis, capital expenditures were $68.5 million, or 8.5% of net revenues, for the six months ended December 31, 2007 compared to $45.6 million, or 7.0% of net revenues, in the prior year. For fiscal 2008, we anticipate capital expenditures to be approximately 9% to 10% of net revenues.

The presentation of EBITDA does not comply with U.S. generally accepted accounting principles (GAAP). For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance) and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Student Enrollment

At the start of the January 2008 academic quarter, total enrollment at our schools was over 97,300 students, a 19.1% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 17.7% to over 96,200 students. Students enrolled in fully online programs increased 92.1% to over 15,100 students.

	January 2008	January 2007	Percentage Change
Total enrollment	97,300	81,800	19.1%
Same-school enrollment (owned for 1 year or more)	96,200	81,800	17.7%

Students enrolled in fully online programs	15,100	7,900	92.1%

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students at our schools enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Recent Developments
Through a Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2004, the Company announced that it received notification from SLM Corporation that SLM Corporation is terminating its Discount Loan Program with the Company and plans to modify the underwriting criteria used in its standard private loan programs.

Conference Call and Webcast

Education Management will host a conference call to discuss its fiscal 2008 second quarter on Friday, February 8, 2008 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2125 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

About Education Management

Education Management (www.edmc.com), with approximately 96,000 students as of Fall 2007, is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue, with a total of 83 locations in 26 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

— Tables to Follow —

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - FISCAL SECOND QUARTER
(Dollars in millions) (Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2007	2006	2007	2006
Net revenues	$445.3	$358.8	$806.6	$649.3

Costs and expenses:
Educational services	242.7	196.6	470.9	381.2
General and administrative	102.9	72.8	199.0	145.5
Amortization of intangible assets	4.7	4.9	10.4	10.0
Total costs and expenses	350.3	274.3	680.3	536.7

Income before interest and income taxes	95.0	84.5	126.3	112.6
Net interest expense	39.8	43.1	80.5	87.1

Income before income taxes	55.2	41.4	45.8	25.5
Provision for income taxes	21.4	16.0	17.8	9.9

Net income	$33.8	$25.4	$28.0	$15.6

Note: Certain prior year amounts have been reclassified to conform to the current year’s presentation

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED CASH FLOW DATA - FISCAL SECOND QUARTER
(Dollars in millions) (Unaudited)

	For the six months ended
	December 31,
	2007	2006
Net cash flows provided by operations	$120.4	$102.1
Depreciation and amortization (1)	51.8	44.7
Capital expenditures (2)	(68.5)	(45.6)

(1) Includes non-cash charges related to fixed asset impairments and write-offs
(2) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA - FISCAL SECOND QUARTER
(Dollars in millions) (Unaudited)

	As of December 31,
	2007	2006
Cash and cash equivalents	$176.5	$155.6
Current assets	307.7	258.9
Total assets	3,886.5	3,799.6
Current liabilities	318.1	283.9
Long-term debt (including current portion)	1,908.0	1,946.6
Member’s equity	1,315.9	1,288.7

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)

Non-GAAP Financial Measures

EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, taxes and depreciation and amortization, including amortization of intangible assets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes that EBITDA provides more comparability between our historical results and results that reflect purchase accounting and the new capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended		For the six months ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$33.8	$25.4	$28.0	$15.6

Net interest expense	39.8	43.1	80.5	87.1
Income tax expense	21.4	16.0	17.8	9.9
Depreciation and amortization (1)	23.5	22.7	51.8	44.7
EBITDA	$118.5	$107.2	$178.1	$157.3

(1) Includes non-cash charges related to fixed asset impairments and write-offs

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to Adjusted EBITDA for Covenant Compliance
(Dollars in millions) (Unaudited)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing the notes and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

For the twelve
months ended
December 31,
2007
Net income	$44.6

Interest expense, net	162.5
Provision for income taxes	35.0
Depreciation and amortization (1)	97.5

EBITDA	339.6

Reversal of impact of unfavorable leases (2)	(1.5)
Advisory fees (3)	5.0
Severance and relocation	3.8
Other	(0.3)

Adjusted EBITDA - Covenant Compliance	$346.6

(1)	Depreciation and amortization includes non-cash charges related to fixed asset impairments and write-offs.
(2)
Represents non-cash reduction to rent expense due to the amortization on $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under SFAS No. 141 as part of the Transaction.

(3)
Represents advisory fees incurred under a management advisory agreement with affiliates of certain of our shareholders in connection with the sale of Education Management Corporation as of June 1, 2006.